Exhibit 99.2

Katie:
Thank you and good morning. Joining me today are Stephen Lebovitz, CEO and Farzana Khaleel, Executive Vice President and CFO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to me following the conclusion of the call.
I will now turn it over to Stephen.
Stephen:
Thank you, Katie and good morning everyone.
This quarter featured several notable accomplishments for CBL. As I have said previously, our primary strategic goals are transforming our properties for long-term success and strengthening our balance sheet. We are now seeing tangible results from our redevelopment program as we are celebrating the openings of the first wave of the anchor replacement projects. We are proud that we have successfully sourced replacements for 27 anchor spaces, which are either open, under construction or committed. Not only do these projects add new and diverse uses to our centers, they also stabilize and grow revenues.
It was a highlight for me to celebrate two weeks ago the grand opening of the new Movie Tavern by Marcus Theatre at Brookfield Square in Milwaukee and to experience the brand new Whirlyball entertainment and dining complex. Brookfield Square is a prime example of how we are transforming unproductive anchors across our portfolio. In this case Sears was redeveloped into a bustling, entertainment-driven mixed-use project. We are bringing together successful retail with fitness, entertainment, restaurants and other mixed uses. We are creating value from underutilized parking lots with new restaurants, medical office and the city-owned hotel-convention center, which will drive additional traffic. Based on the initial results, the project has been well received in the market and will be a great success.
Another highlight for me is watching the day-to-day progress on the redevelopment of the Sears at Hamilton Place here in Chattanooga. Dave & Buster’s and Dick’s Sporting Goods are well under construction and on-track to open next spring. The Aloft hotel and self-storage project, both of which are joint ventures, recently started construction as well. And we have plans for additional restaurants and office space as part of the project - another great example of our vision for the future of our assets.
We added several new commitments to the list of anchor replacements this quarter, including Von Maur taking the former Boston store at West Towne in Madison, WI, which will be a key addition to that center. We are also using joint venture and third-party partnerships to further our redevelopment program. Three of our Sears-owned locations are under contract to be acquired by a third-party developer with plans to complete future redevelopments. This is a great outcome from our point of view, delivering transformational projects while at the same time allowing us to retain capital to allocate to other projects. Our self-storage and hotel joint ventures are another example of how we are successfully realizing value from our assets and maximizing our return on capital.
We are diversifying the uses at our centers, which will provide a more stable base of revenues. Overall, 74% of new mall leasing and 60% of total mall leasing, including renewals, this year has been non-apparel. Adding non-retail and mixed uses is another focus and we are currently under construction, have agreements executed or are in active negotiation on two multi-family projects, 15 entertainment operations, including two casinos, 9 hotels, 31 restaurants, eight fitness centers, eight medical uses, two self-storage facilities and several other non-retail uses. The market dominant locations of our properties are driving this strong interest. These uses complement our existing tenant base, drive new traffic to our properties and strengthen the overall project.
As outlined in our earnings release, adjusted FFO per share for the quarter was $0.34 with portfolio same-center NOI down 5.9% for the quarter and 5.5% for the year. We are not satisfied with the decrease in FFO and NOI, but we are pleased to be on track to hit the mid-to-high end of our affirmed guidance range despite the challenges we have faced from retailer bankruptcies, store closings and restructurings.
We are seeing important improvements in certain operating metrics. Sales for the third quarter built on the previous positive trend with a 3.2% increase to $383 per square foot. Portfolio occupancy increased 30 basis points sequentially. However, the impact of bankruptcy-related store closures caused the 150-basis point year-over-year decline to 90.5%. We are adding innovative and local users through our specialty leasing and pop-up shop programs while our leasing team works to bring on longer-term users. New leasing spreads were strong, increasing 18% as we make progress on these replacements.
We are also focused on various strategies to bolster our balance sheet. We are utilizing free cash flow, which is estimated at $200 million this year, to fund the redevelopment projects and supplementing this with joint venture equity and construction loans on select projects. Another source of liquidity for both redevelopments and debt reduction is disposition proceeds which has totaled $161 million year-to-date.
Before I hand it over to Katie, I wanted to touch on two additional items. This morning we announced an agreement with Exeter Capital, led by Michael Ashner, a highly respected veteran in the real estate industry. As part of the agreement, Michael as well as Carolyn Tiffany are joining our Board of Directors. As we’ve stated many times over the years, we are and always have been open and engaged with our shareholders and our announcement this morning is the latest example of this. Michael has a nearly 6% ownership interest in the Company, which next to management, represents one of CBL’s largest common shareholders. With this strong alignment of interests, we are all focused on unlocking the value we see in CBL. We’ve had the opportunity to spend a significant amount of time with Michael, as well as Carolyn, and believe that their substantial experience with public companies and financial background will bring a fresh perspective and add value to our Board discussions. Carolyn will join our audit and compensation committees. Her more than 25 years of experience in commercial real estate investment, operations and management will be an asset to these committees.
We are also establishing a new capital allocation committee that Michael will chair. Richard Lieb and I will also be members of the committee. Many of you may already be familiar with Richard, given his more than 30-year career in real estate investment banking and finance. This committee will serve as an advisory committee to the Board, reviewing our financial plans, strategies and capital commitments. I have no doubt that Michael’s perspective and ideas will help further our plans to strengthen CBL and maximize value. We are pleased to welcome both Michael and Carolyn and look forward to their contributions.
Finally, as stated in the earnings release, we will be reviewing our taxable income projections prior to year-end to determine and announce our dividend policy for 2020. As we’ve stated, our priority is preserving cash flow for use in executing our broader corporate strategy, which will ultimately allow us to create more value for shareholders. With this in mind, we expect to pay the minimum required common dividend, if any, to distribute taxable income. At this time, we are still reviewing projections and will provide more information once our analysis is complete.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
As our results indicate, we had a productive quarter in many respects. Our leasing team completed 713,000-square-feet of total leasing activity, including 240,000-square-feet of new leasing and 473,000-square-feet of renewals. On a comparable same-space basis for the third quarter, we signed approximately 400,000-square-feet of new and renewal leases at an average gross rent decline of 5.5%. Spreads on new leases for stabilized malls increased 18% and renewal leases were signed at an average of 11% lower than the expiring rent.
Same-center mall occupancy continues to be impacted by bankruptcy related closures, declining 200 bps to 88.7% compared with 90.7% in the prior year period. Portfolio occupancy declined 150 basis points to 90.5%. Bankruptcy-related store closures reduced third quarter mall occupancy by approximately 400 basis points or 720,000-square feet, including closures from Payless, Gymboree, Charming Charlie and Charlotte Russe. As has been widely publicized, Forever 21 filed for bankruptcy in October. We have 19 stores representing approximately $9.5 million in gross annual rent. We anticipate that most if not all stores will remain open. We’ve incorporated the impact of any rent reductions in our guidance for this year. Destination Maternity also filed Chapter 11 in October. We have 27 stores, representing approximately $2.0 million in gross annual rent. Currently we anticipate two store closures, but the bankruptcy plan is still pending.
We are encouraged that same-center sales for the quarter increased 3.2%, bringing the trailing 12-month sales to $383 per square foot compared with $378 for the prior year. Across the portfolio we had strong traffic for back to school and tax-free weekends. Categories that performed well included fast casual dining, electronics, children’s and family shoes and sporting goods. With sales year-to-date up almost 2%, we are well positioned for a healthy holiday sales season. We have a lot of exciting events planned across our portfolio as well as a number of new anchor and store openings that will drive additional traffic.
Our anchor replacement program has made great progress with the 27 locations committed including a dozen already open and another four set to open within the next few months. And we are making progress on the remaining spaces with active negotiations or LOIs for several others. You can find a complete schedule of projects underway in the supplemental, but I’ll touch on a few recent updates.
As Stephen mentioned, we just celebrated the grand opening of the redeveloped Sears at Brookfield Square in Milwaukee, WI. The project includes the new Movie Tavern by Marcus Theatres, Whirlyball entertainment center, Outback Steakhouse and Uncle Julio’s. Construction is progressing on the new city-owned hotel and convention center, which will open next year. We have opened an Orange Theory Fitness studio and will be adding medical office as part of the redevelopment.
At Mall del Norte in Laredo, TX, we downsized Forever 21 and are opening entertainment user, Main Event, in early 2020.
Construction is progressing on the Sears redevelopment at Hamilton Place here in Chattanooga. The project includes Dave & Busters, Aloft Hotel, Dick’s Sporting Goods, additional restaurants and office space - all joining Cheesecake Factory, which opened last December. The hotel is being developed in a 50/50 joint venture with a well-regarded local operator. We contributed land as our portion of the equity, which allows us to realize value from our assets and to share in future upside.
We also recently started construction on a joint venture self-storage facility on a parcel outside the ring road at Hamilton Place. This project is a similar structure to our previous storage projects in that we contributed the land as our equity. The opening is expected in early 2020.
We have two casinos that will replace vacant anchor locations at malls in Pennsylvania. At Westmoreland Mall, Stadium Live! Casino will be taking the Bon-Ton location. Construction has commenced with an opening expected in 2020. At York Galleria in York, PA, Penn National Gaming will open a Hollywood Casino in the former Sears location. Regulatory approvals are underway, and construction has commenced with an opening anticipated in 2020.
At our 50/50 joint venture property, Kentucky Oaks in Paducah, KY, Burlington and Ross opened in the Seritage-owned Sears. HomeGoods also opened in mid-October to replace a portion of the Elder-Beerman store. Additional value retailers are under negotiation.
Entertainment operator, Tilt, is under construction in the Sears location at CherryVale Mall in Rockford, IL. We lost both BonTon and Sears at this property. The BonTon was replaced with Choice Home Center, which opened in late 2018 and Tilt is expected to open in early 2020. These replacements required minimal investment.
At Laurel Park Place in Livonia, MI, Dunham’s Sports is under construction in the Carson’s box. The opening is expected later this month.
We announced that fashion department store Von Maur will open in the Boston Store location at West Towne in Madison, WI. The Boston Store will be razed later this year to make way for the construction of the new store. As one of the most requested names by West Towne customers, this will be a terrific addition to the property.
At Frontier Mall in Cheyenne, WY, the Sears location will be replaced by Jax Outdoor Gear, which is expected to open by year -end. This location is owned by a third party.

In addition to the anchor redevelopments and replacements I’ve just walked through, we have a lot of activity in the LOI or negotiation stages and will make announcements as deals progress.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
We are executing on our key financial goals of maximizing free cash flow, supplementing our liquidity with other sources such as dispositions, extending our maturity schedule and reducing leverage. We are pleased that we have addressed our major loan maturities for 2019. We have a $4.5 million loan secured by the second phase of our Atlanta outlet center that we anticipate refinancing, extending or retiring prior to year-end.
We also have two secured loans that mature in December, Greenbrier Mall and Hickory Point. These loans were previously restructured, and we are in discussions with the lenders to determine next steps.
Our primary focus is on secured non-recourse loans that mature in 2020 and beyond. Generally, these properties have high debt yields and strong positions in their markets. While the secured financing market is selective, we have several available avenues that we are continuing to explore to address these maturities.
Our total pro rata share of debt at the end of September 2019 was $4.3 billion. We have reduced our debt levels by $125 million sequentially and nearly $400 million from September 2018. At the end of the third quarter, we had $380 million available to draw on our line of credit.
Third quarter adjusted FFO per share was $0.34, representing a decline of $0.06 per share compared with $0.40 per share for the third quarter 2018. Factors that contributed to the variance included lower property level NOI of $0.04 per share and $0.02 per share of dilution from asset sales.
Third quarter same-center NOI decreased 5.9% and same center NOI for the nine months declined 5.5%.
During the quarter we recognized an $82.6 million impairment on Mid Rivers Mall in St. Charles, MO. The mall has been impacted by a number of factors including several tenant bankruptcies, a Sears closure and significant rent reductions on lease maturity for certain major tenants. We’ve also sold several income producing parcels around the property over the years, generating significant proceeds, but reducing NOI.
You will note, we also recorded a $22.7 million reduction to the litigation settlement expense accrued during the first quarter. The reduction is largely related to past tenants that did not submit claims pursuant to the terms of the settlement agreement. Future reduction of this expense will be evaluated as we are relieved of the liability as provided in the agreement.
Based on results to-date and our expectations for the rest of the year, we are reaffirming FFO guidance for full-year 2019 in the range of $1.30 - $1.35 per share, which continues to assume a same-center NOI decline in the range of (6.25)% - (7.75)%. At this time, and assuming no additional major bankruptcy activity, we anticipate reaching the mid-to-high end of the guidance range. We currently expect to utilize approximately $8-$10 million of the $5-$15 million reserve.
I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
As I mentioned earlier, we are excited by the progress and impact of our anchor redevelopment program. We are making improvements to our properties, which is critical to stabilizing income and creating long-term value. We are focused on ending 2019 on a strong note and executing on our key strategies as we approach 2020. We have a great team of experienced professionals both here in Chattanooga and at our properties, and I appreciate all their hard work and dedication to CBL’s success.
Thank you for your time today. We will now open the call to questions.